Exhibit 99.1

MAX SOUND CORPORATION SIGNS AGREEMENT
TO REPRESENT ENGINEERED ARCHITECTURE

SANTA MONICA, CA--(Marketwired - May 29, 2014) - Max Sound Corporation (MAXD) -- creators of MAX-D HD Audio, the disruptive High Definition Audio Technology, announced today that on May 27, 2014, in a cash and stock exchange, that Engineered Architecture granted the Company Licensing and Sublicensing Rights, Exclusive Representation Rights, the Right to Protect its Intellectual Property and sole Rights to Negotiate all Opportunities.

Engineered Architecture Technology has the potential to revolutionize the global building and construction industry.  This Technology dramatically and fundamentally changes the way(s) in which buildings are designed, fabricated and built by combing advanced automation, uniqueness of appearance and other prerequisites for cost-effective design and construction.

About The Building and Construction Industry: Global Construction Perspectives and Oxford Economics paper titled Global Construction 2025 states that, “The construction industry will account for 13.5% of global GDP in 2025”. This global study analyses the market dynamics in all major construction markets, and shows the meteoric growth, which outpaces that of global GDP, will be concentrated in three countries - China, the US and India.

About Max Sound Corporation: MAX-D is to audio what HD (high definition) is to video. The MAX-D Audio Process makes everything sound better and can convert any audio file to high-definition quality without increasing its file size. Max Sound®, MAXD® and MAX-D Audio Perfected® are registered trademarks. The technology has more than 70 patents filed and pending with all rights wholly owned by Max Sound Corporation. All other trademarks are the property of their respective owners. To learn more about the MAX-D Technology, visit www.maxsound.com.

Safe Harbor Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements in this press release which are not purely historical, including statements regarding Max Sound's intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Max Sound disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Max Sound Corporation and its Affiliates on its website www.maxsound.com or at www.sec.gov.

Contact:

Michael Spatz
Director of Marketing
888-777-1987
Michael@MaxSound.com